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                     July 13, 2022

       Lei Wang
       Chief Executive Officer
       Guardforce AI Co., Ltd.
       10 Anson Road, #28-01 International Plaza
       Singapore 079903

                                                        Re: Guardforce AI Co.,
Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            File No. 001-40848

       Dear Ms. Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services